CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WHEELS UP EXPERIENCE INC.
PURSUANT TO SECTION 242 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

April 24, 2026
Wheels Up Experience Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
1.The name of the Corporation is “Wheels Up Experience Inc.”
2.The Corporation’s Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 15, 2023.
3.This Certificate of Amendment to Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation, effective immediately after the close of trading on The New York Stock Exchange on April 24, 2026 (the “Effective Time”).
4.The amendment set forth in this Certificate of Amendment to Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
5.The text of Section 4.1 of the Amended and Restated Certificate of Incorporation is amended in its entirety and shall be replaced with the following, effective as of the Effective Time:
Section 4.1    Authorized Capital Stock.
(a)    The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue, is 100,000,000 shares, consisting of (i) 75,000,000 shares of Class A common stock (“Class A Common Stock”), and (ii) 25,000,000 shares of preferred stock (“Preferred Stock”). The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of Class A Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (this

“Certificate of Incorporation”) or any Preferred Stock Designation (as defined below) designating a series of Preferred Stock.
(b)    Immediately after the close of trading on The New York Stock Exchange (the “NYSE”) on April 24, 2026 (the “Effective Time”), each 20 shares of Class A Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time will be reclassified and combined into one (1) issued, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders of such Class A Common Stock. In addition, the number of authorized shares of Class A Common Stock shall be contemporaneously reduced proportionally such that the total number of authorized shares of capital stock and Class A Common Stock shall be as set forth in Section 4.1(a) hereof. No fractional shares of Class A Common Stock will be issued in connection with the reclassification and combination of shares of Class A Common Stock pursuant to this Section 4.1(b). Stockholders who otherwise would be entitled to receive fractional shares of Class A Common Stock shall be entitled to receive cash (without interest) from the Corporation’s transfer agent in lieu of such fractional shares. Any such stockholder who otherwise would be entitled to receive fractional shares that holds Class A Common Stock (i) in book-entry form shall submit a transmission letter to the Corporation’s transfer agent to receive payment in lieu of receipt of fractional shares, (ii) in certificated form, if any, shall receive payment in lieu of receipt of fractional shares upon the surrender of the stockholder’s certificates that immediately prior to the Effective Time represented shares of Class A Common Stock (“Old Certificates”) to the Corporation’s transfer agent, or (iii) in another uncertificated form either registered in such stockholder’s own name or through a broker or other nominee will receive payment from Corporation’s transfer agent in lieu of receipt of fractional shares, in each case such payment to be in an amount equal to the product obtained by multiplying (y) the closing price per share of the Class A Common Stock as reported on the NYSE as of the Effective Time, as adjusted by the applicable reverse stock split ratio described in the first sentence of this Section 4.1(b), by (z) the fraction of one share owned by such stockholder taking into account the reverse stock split. Each Old Certificate shall thereafter represent that number of shares of Class A Common Stock into which the shares of Class A Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of any fractional shares as described above.
(Signature Page Follows; Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by the undersigned as of the date first set forth above.

WHEELS UP EXPERIENCE INC.

By:	/s/ Matthew J. Knopf
Name: Matthew J. Knopf
Title: Chief Legal Officer & Secretary

Signature Page
to
Certificate of Amendment
to
Amended and Restated Certificate of Incorporation
of
Wheels Up Experience Inc.